Exhibit 32.2

CERTIFICATIONS REQUIRED BY
RULE 13a-14(b)/15d-14(b) AND 18 U.S.C. SECTION 1350

         In connection with the annual report of Universal Display Corporation (the “Company”) on Form 10-K/A for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of the Company, hereby certify, based on my knowledge, that:

         (1)      The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (2)      The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date:	March 13, 2006	By:	/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President and Chief Financial Officer